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                                  Law Offices
                          DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building        Exhibit (i)(2)
                             1345 Chestnut Street
                          Philadelphia, PA 19107-3496
                           Telephone: (215) 988-2700
                                 TELEX: 834684
                              FAX: (215) 988-2757
                                February 1, 1999


Goldman Sachs Variable Insurance Trust
4900 Sears Tower
Chicago, IL  60606

RE: CORE Large Cap Value Fund, CORE International Equity Fund, Short Duration Government Fund, Conservative Strategy Portfolio, Balanced Strategy Portfolio, Growth and Income Strategy Portfolio, Growth Strategy Portfolio and Aggressive Growth Strategy Portfolio of Goldman Sachs Variable Insurance Trust

Ladies and Gentlemen:

         We have acted as counsel to Goldman Sachs Variable Insurance Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended, of shares of beneficial interest ("Shares") in eight series, or portfolios, of the Trust. The eight series are the Goldman Sachs CORE Large Cap Value Fund, Goldman Sachs CORE International Equity Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Conservative Strategy Portfolio, Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio, and Goldman Sachs Aggressive Growth Strategy Portfolio. The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid series.

         We have reviewed the Trust's Declaration of Trust, its by-laws, and certain resolutions adopted by its Trustees and have considered such other legal and factual matters as we have deemed appropriate.

         This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

         Based on the foregoing we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).
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February 1, 1999
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         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as part of a Post-Effective Amendment to the Trust's Registration Statement on Form N-1A. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                              Very truly yours,



                                              /s/ Drinker Biddle & Reath LLP
                                              DRINKER BIDDLE & REATH LLP